Tambrands Inc.
FORM 10-Q
PART II, Item 6., Exhibit 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated.

                                          Three months ended March 31,
                                          ---------------------------
(in thousands, except ratios)                1996             1995
                                          -----------      ----------
Earnings:
  Income before income taxes                  $37,096         $36,810
  Fixed charges                                 2,491           2,567
    Earnings                                  $39,587         $39,377
                                          ===========      ==========

Fixed charges:
  Interest portion of operating
    lease expense:
      Operating lease expense                  $1,056          $1,447
      Assumed interest factor                    0.33            0.33
                                          ------------     ----------
        Interest portion of operating
          lease expense                           348             478
  Interest expense                              2,143           2,089
    Fixed charges                              $2,491          $2,567
                                          ===========      ==========

Ratio of earnings to fixed charges               15.9            15.3
                                          ===========      ==========